Exhibit 10.12

ALLEGION plc
SPIN-OFF PROTECTION PLAN
Plan Document/Summary Plan Description
Allegion plc, a company organized under the laws of Ireland (the “Parent”), has adopted the Allegion plc Spin-Off Protection Plan (the “Plan”) for the benefit of certain Participant employees of Parent and its subsidiaries (hereinafter referred to as the “Company”), on the terms and conditions hereinafter stated. Participation in this Plan is generally intended to be limited to those employees who are either (a) Allegion Group Employees who were participating in the IR Major Restructuring Severance Plan immediately prior to the Effective Time or (b) hired or promoted by an Allegion Entity on or following the Effective Time into a position and such employee would have been eligible to participate in the IR Major Restructuring Severance Plan had such employee been employed by an IR Entity in such position immediately prior to the Effective Time.
The Plan shall be effective on the Effective Time. This Plan supersedes, solely for the Participant, any prior plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by the Company and/or entered into by any representative of the Company that might otherwise provide cash severance benefits upon a Covered Termination (collectively, all of those “Other Severance Arrangements”). This Plan represents the exclusive cash severance benefit provided to Participants upon a Covered Termination and such individuals shall not be eligible for any other cash severance benefits provided in Other Severance Arrangements with respect to any Covered Termination. Without limiting the foregoing, the benefits provided under this Plan are in lieu of any other benefits otherwise payable under the IR Major Restructuring Plan, and as a condition of a Participant’s participation in this Plan, such Participant shall cease participation in the IR Major Restructuring Plan as of the Effective Time.
The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, any benefits paid by the Plan are not deferred compensation for purposes of ERISA and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect.
1.     DEFINITIONS
Capitalized terms used in this Plan but not expressly defined in this Plan shall have the respective meanings ascribed to such terms in the Employee Matters Agreement (as defined below).
(a)“Acknowledgement” shall mean the form of acknowledgement and agreement to the terms of the Plan, substantially in the form set forth in Exhibit A hereto.
(b)“Base Salary” shall mean a Participant’s then current annual base salary immediately prior to his or her Involuntary Loss of Job (or, if higher, the annual base salary immediately prior to an event that constitutes Good Reason hereunder) exclusive of any bonus payments or additional payments under any benefit plan sponsored by the Company, including but not limited to, any ERISA plans, stock plans, incentive and deferred compensation plans, insurance coverage or medical benefits and without regard to any salary deferrals under the Company’s benefit or deferred compensation plans or programs.
(c)“Board of Directors” shall mean the board of directors of Parent.
(d)“Cause” shall mean (i) any action by the Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company; (ii) substantial failure or refusal by the Participant to perform his or her employment duties, which failure or refusal continues for a period of 10 days following delivery of written notice of such failure or refusal to the Participant by the Company; (iii) the Participant being convicted of a felony under the laws of the United States or any state or district or any foreign jurisdiction; or (iv) or any material violation of the Company’s code of conduct, as in effect from time to time.
(e)“Change in Control” shall have the meaning set forth in the Incentive Plan.
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as well as any successor laws in replacement thereof.
(g)“Compensation Committee” shall mean the Compensation Committee of the Board of Directors.
(h)“Covered Termination” shall mean a Participant’s Involuntary Loss of Job that occurs between the Distribution Date and the first anniversary of the Distribution; provided, however, that if the Company can reasonably demonstrate that a Participant’s Involuntary Loss of Job is not substantially related to, or as a result of, the Distribution, such Involuntary Loss of Job shall not be considered a Covered Termination hereunder.
(i)“Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of [•], 2013 by and between Ingersoll-Rand plc and the Parent.
(j)“Employer” shall mean, with respect to any Participant, the Allegion Entity that such Participant is employed with as of the Effective Time.
(k)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as well as any successor laws in replacement thereof.
(l)“Good Reason” shall mean (i) a substantial diminution in the Participant’s job responsibilities or a material adverse change in the Participant’s title or status; (ii) a reduction of the Participant’s Base Salary or Target Bonus (provided, however, a reduction of the Participant’s Base Salary or Target Bonus shall not constitute Good Reason hereunder if there is a broad-based reduction in the Base Salary or Target Bonus applicable to employees in the Company) or the failure to pay Participant’s Base Salary or bonus when due, or the failure to maintain on behalf of the Participant (and his or her dependents) benefits which are at least comparable in the aggregate to those prior to the completion of the Distribution, or (iii) the relocation of the principal place of Participant’s employment by more than thirty five (35) miles from the Participant’s principal place of employment immediately prior to the completion the Distribution; provided, that any of the events described in clauses (i) - (iii) above shall constitute a Covered Termination only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes a Covered Termination; and provided further, that such Participant shall cease to have a right to terminate due to Good Reason on the 90th day following the later of the occurrence of the event or the Participant’s knowledge thereof, unless the Participant has given the Company notice thereof prior to such date.
(m)“Incentive Plan” shall mean the Company’s Incentive Stock Plan of 2013, as may be amended from time to time.
(n)“Involuntary Loss of Job” shall mean, with respect to any Participant, the termination of such Participant’s employment with the Employer (i) by the Employer without Cause, or (ii) by the

Participant with Good Reason; provided, however, that solely the transfer of a Participant’s employment from the IR Group to an Allegion Entity pursuant to the Employee Matters Agreement shall in no event constitute an Involuntary Loss of Job hereunder.
(o)“IR Major Restructuring Severance Plan” shall mean the Ingersoll-Rand Major Restructuring Severance Plan, as may be amended from time to time.
(p)“Participant” shall mean an individual who: (i)(a) is an Allegion Group Employee who was participating in the IR Major Restructuring Severance Plan immediately prior to the Effective Time; (b) was employed by an Allegion Entity immediately prior to the Effective Time and following the Effective Time is promoted into a position with Allegion whereby such individual would have been eligible to participate in the IR Major Restructuring Severance Plan had such individual been in such promoted position immediately prior to the Effective Time; or (c) is hired by an Allegion Entity on or following the Effective Time into a position whereby such individual would have been eligible to participate in the IR Major Restructuring Severance Plan had such individual been employed by an IR Entity immediately prior to the Effective Time; and (ii) satisfies the Plan eligibility requirements described in Section 2 of the Plan.
(q)“Plan Administrator” shall mean the Compensation Committee or any person or persons designated by the Compensation Committee but only with respect to matters that are not related to Authorized Officer and Senior Executives.
(r)“Plan Sponsor” shall mean the Parent.
(s)“Release Agreement” shall mean the Release Agreement in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company).
(t)“Severance Multiple” shall mean the Severance Multiple set forth in a Participant’s Acknowledgement.
(u)“Target Bonus” shall mean a Participant’s target annual bonus under the Company’s annual incentive matrix program (“AIM”) or comparable bonus program for any Participants who do not participate in AIM, as of the date of termination.

2.     ELIGIBILITY
An Allegion Group Employee who (a) was a participant in the IR Major Restructuring Severance Plan immediately prior to the Effective Time or (b) was employed by an Allegion Entity immediately prior to the Effective Time and following the Effective Time is promoted into a position with Allegion whereby such individual would have been eligible to participate in the IR Major Restructuring Severance Plan had such individual been in such promoted position immediately prior to the Effective Time or (c) is hired by an Allegion Entity on or following the Effective Time into a position whereby such individual would have been eligible to participate in the IR Major Restructuring Severance Plan had such individual been employed by an IR Entity immediately prior to the Effective Time; provided that, as a condition of participation in the Plan, the Participant must execute and submit the Acknowledgement, thereby agreeing to be bound by all of the terms and conditions of the Plan, except as set forth in such acknowledgement and agreement.
3.     TERMINATION OF EMPLOYMENT
(a)    Payments on Covered Termination. If a Participant undergoes a Covered Termination, subject to such Participant’s execution and delivery, and if applicable, non-revocation of the Release Agreement, as contemplated in subsection (c) below, such Participant shall be entitled to the following payments from the Company: (1) a bonus for the year in which the Participant’s Covered Termination occurred, pro-rated for the months of service up to and including the month of termination and based on actual performance for the year, payable concurrently with bonus payments to other employees under the applicable bonus plan (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such Covered Termination occurs), which is subject to Company performance and the other terms and conditions of the applicable bonus awards; (2) a payment in an amount equal to such Participant’s Severance Multiple multiplied by the sum of such Participant’s Base Salary and Target Bonus, such amount to be paid in one lump sum as soon as practicable after the Participant’s Covered Termination and, in no event, later than sixty (60) days after the date of such Covered Termination; (3) if the Participant is participating in the Company’s Elected Officer Supplemental Plan (“EOSP”) or the Key Management Supplemental Plan (“KMP”), and is not vested in his or her benefit under Section 3.1 of the EOSP or KMP, as applicable, a payment equal to the amount of the benefit to which such Participant would have been entitled had he or she vested under Section 4.1 of the EOSP or KMP, as applicable, with the amount of such benefit, the payment thereof (including time and form of payment) and all other terms and conditions with respect thereto, being determined as if the payment hereunder were a vested benefit under the EOSP or KMP, as applicable; and (4) if such Participant’s Severance Multiple is less than one (1), an additional amount equal to one week of Base Salary for each full year of service with the Company completed through the date of such Covered Termination, such amount to be paid in one lump sum as soon as practicable after the Participant’s Covered Termination and, in no event, later than sixty (60) days after the date of such Covered Termination; provided, that the amount described in this clause (4) shall be limited such that the sum of (x) the Severance Multiple multiplied by Participant’s Base Salary, and (y) the amount payable under this clause (4), shall in no event exceed one (1) times such Participant’s Base Salary. Notwithstanding the foregoing, the cash amounts payable under this subsection (a) shall be reduced, dollar-for-dollar by any cash amounts payable under the Allegion plc Change in Control Severance Plan, or any other plan, policy, guideline, agreement or arrangement (including any agreement or arrangement assumed by the Company under the terms of the Employee Matters Agreement), between a Participant and the Company that provides any cash severance payments or similar payments, if any.
(b)    Other Termination Events. If a Participant voluntarily terminates employment for any reason, other than pursuant to a Covered Termination, such Participant shall not be entitled to the payment of any severance or other benefits under the Plan. In addition, if a Participant’s termination of employment does not result in a Covered Termination, such Participant shall cease to participate in the Plan effective as of the date of such termination of employment and have no further rights with respect hereto.
(c)    Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (a) above shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement (and the expiration of any revocation period contained in such Release Agreement) within sixty (60) days following the date of a Covered Termination. If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance and other benefits under the Plan. Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of such Covered Termination, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.

4.     ADDITIONAL TERMS
(a)    Taxes. Severance and other payments under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings, such as wage attachments, child support and bankruptcy deductions. Payments under the Plan are not deemed “compensation” for purposes of the Company’s retirement plans, savings plans, and incentive plans. Accordingly, no deductions will be taken for any of Company retirement and savings plans and such plans will not accrue any benefits attributable to payments under the Plan.
(b)    Specified Employees. Notwithstanding anything herein to the contrary, (1) if, at the time of a Participant’s Covered Termination with the Company, such Participant is a “specified employee” as defined in Code Section 409A and regulations thereunder, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the Company will defer commencement of the payment of any such payments or benefits hereunder (without any reduction or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following such Participant’s termination of employment with the Company (or the earliest date that is permitted under Code Section 409A); and (2) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Plan Administrator, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 4(b); provided, however, that neither the Company, nor any of its employees or representatives, shall have any liability to the Participant with respect thereto.
5.     TERMINATION OR AMENDMENT OF THE PLAN
Although the Plan is designed to provide severance and other benefits to eligible employees as provided herein, the Board of Directors or the Compensation Committee may amend or terminate the Plan in whole or in part at any time without notice to any Participant.
6.     GOVERNING BENEFITS
Except as specifically referenced herein, the benefits under this Plan replace and supersede any cash severance benefits payable upon a Covered Termination previously established under Other Severance Arrangements. In no event shall any Participant receive more than the cash severance benefits provided for herein, and any cash severance benefits provided under any Other Severance Arrangement or otherwise, to the extent paid, shall reduce the amounts to be paid hereunder.
7.     CLAIMS PROCEDURE
(a)    Processing Claims. The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible. If an employee is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, he or she is not entitled to benefits and/or payments under this Plan.

(b)    Decision. If an employee’s claim for benefits under this Plan is denied, the employee will receive a written notice within ninety (90) days (in special cases, more than 90 days may be needed and such employee will be notified in this case):
(i)    requesting additional material or information to further support the claim, and the reasons why these are necessary,
(ii)    setting forth specific reasons as to why the claim was denied,
(iii)    setting forth clear reference to the Plan provisions upon which the denial is based, and
(iv)    providing notice of the employee’s right to have the denial reviewed as explained below.
(c)    Request for Review of Denial of Benefits. The employee or his or her authorized representative may request a review of his or her claim by giving written notice to the Plan Administrator. Each employee has the right to have representation, review pertinent documents, and present written issues and comments.
An employee’s request must be made not later than 60 days after he or she receives the notice of denial. If an employee fails to act within the 60-day limit, the employee loses the right to have his or her claim reviewed.
(d)    Decision on Review. Upon receipt of a request for review from an employee, the Plan Administrator shall make a full and fair evaluation and may require additional documents necessary for such a review. The Plan Administrator shall make a decision within 60 days from receipt of the employee’s request. In the event of special circumstances, a decision will be given to the employee as soon as possible, but not later than 120 days after receipt of the employee’s request for review. The decision on the review shall be in writing and shall include specific reasons for the decision.
(e)    In Case of Clerical Error. If any information regarding an employee is incorrect, and the error affects his or her benefits, the correct information will determine the extent, if any, of the employee’s benefits under the Plan.
8.     GENERAL INFORMATION
(a)    No Right to Continued Employment.  Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate his or her employment, with or without cause.
(b)    Plan Not Funded.  Amounts payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of this Plan, nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.
(c)    Non-Transferability of Benefits and Interests.  Except as expressly provided by the Compensation Committee in accordance with the provisions of Code Section 162(m), all amounts payable under this Plan are non-transferable, and no amount payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section shall not apply to an assignment of a contingency or payment due: (1) after the death of a Participant to the deceased Participant's legal representative or beneficiary; or (2) after the disability of a Participant to the disabled Participant's personal representative.
(d)    Discretion of Company, Board of Directors and Compensation Committee.   Any decision made or action taken by, or inaction of, the Company, the Board of Directors, the Compensation Committee or the Plan Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Plan Administrator will control. However, with respect to the Authorized Officers and Senior Executives, as designated by the Board of Directors in its resolutions, any decision made or action taken by, or inaction of, the Compensation Committee controls.
(e)    Indemnification.  Neither the Board of Directors nor the Compensation Committee, any employee of the Company, nor any person acting at the direction thereof (each such person an “Affected Person”), shall have any liability to any person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with this Plan (or any payment made under this Plan). Each Affected Person shall be indemnified and held harmless by Parent against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company's Certificate of Incorporation or Memorandum and Articles of Association, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.
(f)    Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Code Section 409A and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.
(g)    Law to Govern.  All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Delaware, to the extent not governed by ERISA.
(h)    Notice. Any notice or other communication required or which may be given pursuant to this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Parent, c/o Allegion, [Address] or to the Participant at his or her most recent address on file with the Company
(i)    Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
(j)    Non-Exclusivity of Plan.  Nothing in this Plan shall limit or be deemed to limit the authority of the Board of Directors or the Compensation Committee to grant awards or payments or authorize any other compensation under any other plan or authority that it hereafter adopts.
(k)    Limitation on Actions.  Any and all rights of any employee or former employee of the Company against the Company arising out of or in connection with this Plan, claim for payment or any payments hereunder shall terminate, and any action against the Company shall be barred, after the expiration of one year from the date of the act or omission in respect of which such right of action arose.
(l)    Successors.  The provisions of this Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns.
9.     STATEMENT OF ERISA RIGHTS
A participant in the Plan is entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974, as amended (ERISA). ERISA provides that all participants shall be entitled to:

A.
Examine, without charge, at the Plan Administrator’s office and at certain Company work sites, all Plan documents, including insurance contracts, collective bargaining agreements, and copies of all documents filed by the Plan Administrator with the U. S. Department of Labor, such as annual reports.

B.	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

C.	Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
In addition to creating rights for Plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of a plan. The people who operate such a plan, called “fiduciaries,” have a duty to do so prudently and in the interest of plan participants and beneficiaries.

No one can otherwise discriminate against a participant in any way to prevent him or her from obtaining an explanation of benefits or exercising his or her rights under ERISA. If a participant’s claim for a benefit is denied, in whole or in part, the participant must receive a written explanation of the reason for the denial. The participant has the right to have the Company review and reconsider his or her claim.
Under ERISA, there are steps a participant can take to enforce his/her rights. For instance, if a participant requests materials from the Plan and does not receive them within 30 days, the participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant a penalty of up to $110.00 for each day’s delay until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If a participant has a claim for benefits which is denied or ignored, in whole or in part, the participant may file suit in a State or Federal court. If the participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or he or she may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person the participant has sued to pay these costs and fees. If the participant loses, the court may order him or her to pay these costs and fees, for example, if it finds a participant’s claim is frivolous. If a participant has questions about a Plan, he or she should contact the Plan Administrator. If a participant has any questions about the Plan and Summary Plan Description or about his or her rights under ERISA, the participant should contact the nearest area office of the U. S. Labor Management Service Administration, Department of Labor.
10.    PLAN SPONSOR and PLAN MANAGEMENT
The Plan Administrator is the Compensation Committee and the Plan Sponsor is Parent.
Allegion plc
C/O Plan Administrator
11819 N. Pennsylvania Avenue
Carmel, Indiana 46032

Service or legal process may also be directed to the Plan Administrator.
The Employer Identification Number of Parent is [•]. The Plan Number is [•].
The records of the Plan are maintained on a Plan Year basis. December 31 of each year is the end of the Plan Year and all records reflect that fact.
The Plan is administered by the Plan Administrator.

Exhibit A

ALLEGION plc
SPIN-OFF PROTECTION PLAN

Acknowledgment and Agreement

Name:

Severance Multiple:

I hereby agree to the terms and conditions of the Allegion plc Spin-Off Protection Plan (the “Plan”). I understand that pursuant to my agreement to be covered under the Plan, as indicated by my signature below, the terms of the Plan will exclusively govern all subject matter addressed by the Plan and I understand that the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines or other arrangements, including Other Severance Arrangements (as defined in the Plan), with respect to the subject matter covered under the Plan and my rights to cash severance upon any Covered Termination (as defined in the Plan).

Dated: ____________________

PARTICIPANT

_____________________________

Exhibit B

RELEASE AGREEMENT

Date

Name
Address
Address

Dear __________:

This Agreement and Release (the “Agreement”) by and between you and Allegion, its parents, affiliates and subsidiaries (the “Company”) sets forth the terms of your separation of employment from the Company.

1.	Your active employment with the Company will cease as of ________ (the “Termination Date”). Your compensation will continue through the Termination Date.

2.	Your separation arrangements will consist of the following:

As a result of your participation in the Allegion plc Spin-Off Protection Plan (the “Plan”), and your separation of employment with the Company constituting a Covered Termination (as defined in the Plan), you will be entitled to the severance benefits described in Section 3(a) of the Plan, subject to the terms and conditions of this Agreement.

You are eligible for COBRA and will receive a package in the mail from ______. Please review the package carefully for election requirements. If you have questions regarding retiree medical eligibility, please call the Employee Services Contact Center at [•].

None of the above payments shall be considered compensation for the purposes of benefits or payments under any employee benefit program of the Company.

These separation arrangements and other benefits described in this Agreement exceed the Company’s regular severance policies and programs.

The arrangements described above are in lieu of any other obligations the Company may have to you unless specifically mentioned in this Agreement.

All vested retirement benefits for which you may be eligible will be paid according to specific plan provisions.

Treatment of any equity based or other incentive award (including, any stock options, SAR’s, RSU’s and PSU’s) in connection with any Participant’s termination of employment for any reason will be governed by the applicable terms and conditions of the specific award, or the plans or programs under which any such award  was granted or issued.

For any questions, please contact UBS directly at 1 (877) 476-7839.

3.	In exchange for the benefits described in paragraph 2 above:

a)
You agree to promptly provide to the Company by the Termination Date, all expense reports, all documents whether in written or electronic format, as well as all Company assets, such as cell phones, personal electronic devices, computer equipment, keys, security cards and/or company identification cards in your possession pertaining to your work at the Company.

b)	You acknowledge:

·
that any trade secrets, or confidential business/technical information of the Company, its suppliers or customers, (whether reduced to writing, maintained on any form of electronic media, maintained in your mind or memory or whether compiled by you or the Company) derive independent economic value from not being readily known to or ascertainable by proper means by others, who can obtain such economic value from their disclosure or use;

·	that reasonable efforts have been made by the Company to maintain the secrecy of such information;

·	that such information is the sole property of the Company (or its suppliers or customers); and

·
that you agree not to retain, use or disclose such information during or after your employment. You further agree that any such retention, use or disclosure, in violation of this Agreement, will constitute a misappropriation of trade secrets of the Company (or its suppliers or customers) and a violation of the Code of Conduct and Proprietary Agreements that you have previously made with the Company. You also agree that the Company may seek injunctive relief and damages to enforce this provision.

c)
You agree not to disclose the existence or the terms of this agreement to anyone inside or outside the Company, subordinates or any other employees of the Company. This shall not preclude disclosure to your spouse, attorney, financial advisor, designated Company representative, or in response to a governmental tax audit or judicial subpoena. You also agree to instruct those to whom you disclose the terms of this agreement not to disclose the existence of its terms and conditions to anyone else. This provision shall also not preclude you from disclosing this agreement and its terms in a legal proceeding to enforce its terms. The Company will hold you personally responsible for losses it incurs as a result of violation by you of this confidentiality obligation.

d)
For a period of twelve (12) months following the Termination Date, you agree not to directly or indirectly recruit or attempt to recruit or hire any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company without the prior written consent of the Company.

e)
You agree not to make any statement or criticism that could reasonably be deemed to be adverse to the interests of the Company or its current or former officers, directors, or employees. Without limiting the generality of the foregoing, this includes any disparaging statements concerning, or criticisms of, the Company and its current or former directors, officers or, employees, made in public forums or to the Company’s investors, external analysts, customers and service providers. You agree that any violation of these commitments will be a material breach by you of this Agreement and the Company will have no further obligation to provide any compensation or benefits referred to in this Agreement. You will also be liable for damages (both compensatory and punitive) to the fullest extent of the law as a result of the injury incurred by the Company as a result of such remarks or communications.

f)
[DELETE this section if employee works in California, Montana, North Dakota, Oklahoma, or Oregon.] For a period of _____ weeks [Note: should be equal to amount of weeks of Base Salary provided as severance benefits under the Plan] following the Termination Date, you agree to refrain from competing with the Company with respect to any aspect of its businesses, including without limitation, the design, manufacture, sale or distribution of similar or competitive products as an employee or consultant/representative of a competitor of any IR component, sector or business you have worked for in the last 5 years. If an arbitrator or a court shall finally hold that the time or territory or any other provisions stated in this Section (Non-Competition) constitute an unreasonable restriction upon you, the provisions of this Agreement shall not be rendered void, but shall instead apply to a lesser extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances involved.

g)
[DELETE this section if employee works in California, Montana, North Dakota, Oklahoma, or Oregon.] For a period of _____ weeks [Note: should be equal to amount of weeks of Base Salary provided as severance benefits under the Plan] following the Termination Date, you agree you will not, directly or indirectly, for your own account or for the account of others, solicit the business of or perform services for the business of any “Company Customer”. Company Customer means any individual or entity for whom/which the Company provides or has provided services or products or has made a proposal to provide services or products and with whom/which you have had contact on behalf of the Company or for whom/which you were engaged in preparing a proposal during the last 5 years preceding the end of my employment.

4.
a)    You hereby irrevocably and unconditionally release and forever discharge the Company and each and all of its successors, predecessors, businesses, affiliates, and assigns and all person acting by, through and under or in concert with any of them from any and all complaints, claims, compensation program payments and liabilities of any kind (with the exception of claims for workers’ compensation and unemployment claims), suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”) which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to any Claims under the Age Discrimination in Employment Act (29 U.S.C §621), the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §626 et seq.), Title VII of the Civil Rights Act of 1964, (42 U.S.C. §2000e et seq.), as amended by the Civil Rights Act of 1991, (42 U.S.C. §1981 et seq.), Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act (42 U.S.C. §12101 et seq.), Title II of the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. §2000ff et seq.) [Add pertinent state statutes] and/or other applicable federal, state or local law, regulation, ordinance or order, and including all claims for, or entitlement to, attorney fees. This section and the release hereunder, does not waive any claims under the ADEA that may arise after the date of your execution of this Agreement.

b) The parties understand the word "claims", to include all claims, including all employment discrimination claims, as defined above, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of your employment with the Company and termination. All such claims (including related attorney's fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of duty arising in contract or tort or any alleged unlawful act, including, without limitation, age discrimination or any other claim or cause of action and regardless of the forum in which it might be brought.

c)
Nothing in this Agreement shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in this Agreement.

d)
Nothing in this Agreement shall be construed to prohibit you from filing any charge or complaint with the EEOC or State Counterpart Agency or participating in any investigation or proceeding conducted by the EEOC or State Counterpart Agency, nor shall any provision of this Agreement adversely affect your right to engage in such conduct. Notwithstanding the foregoing you waive the right to obtain any monetary relief from the EEOC or State Counterpart Agency or recover any monies or compensation as a result of filing any such charge or complaint.

e)
FOR CALIFORNIA ADD: It is a further condition of the consideration hereof and your agreement that in executing this Agreement that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section §1542 of the California Civil Code and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands, and causes of action referred to above. Under Section §1542 of the California Code, a general release does not extend to claims which the creditor (employee) does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor (Company).

5.
You represent, warrant and acknowledge that the Company has paid you for all hours worked. You represent, warrant and acknowledge that the Company owes you no vacation pay other than your accrued, unused vacation attributable to the year in which your last day of active employment occurs, which will be paid in a lump sum based on your base salary at termination.

6.
You also hereby acknowledge and agree that you have received any and all leave(s) of absence to which you may have been entitled pursuant to the federal Family and Medical Leave Act of 1993, and if any such leave was taken, you were not discriminated against or retaliated against regarding same. Except as may be expressly stated herein, any rights to benefits under Company sponsored benefit plans are governed exclusively by the written plan documents.

7.
This release of Claims does not affect any pending claim for workers’ compensation benefits. You affirm that you have no known and unreported work related injuries or occupational diseases as of the date of this Agreement.

8.
You acknowledge that you have no pending, contemplated or submitted disability claims. You acknowledge that you are aware of no facts that would give rise to a disability claim. You acknowledge that any disability payments for time periods covering the Termination Date forward would be withheld as an offset to the severance amounts provided above. Alternatively, if you obtain disability payments for the Termination Date forward, then the severance described above would be reduced. The Company has a right to reimbursement to the extent you obtain both disability payments for time periods after the Termination Date and Severance.

9.
If you accept another position with the Company prior to the Termination Date, the severance benefits described in Paragraph 2(a) of this Agreement will be withdrawn. Alternatively, if you have already received the severance benefits described in Paragraph 2(a) of this Agreement at the time you accept a position with the Company, you will only be entitled to retain the portion to the lump sum payment representing the number of weeks you were not employed by the Company. You will be required to repay to the Company the portion of the lump sum payment representing the number of weeks after which you became re-employed by the Company.

10. a)
You agree that you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

b)
You will promptly notify the Company if you receive any requests from anyone for information regarding the Company or if you become aware of any potential claims or proposed litigation against the Company.

c)	You shall immediately notify the Company if you are served with a subpoena, order, directive or other legal process requiring you to provide sworn testimony regarding a Company-related matter.

11.	If the Company reasonably determines that you have violated any of your obligations under this Agreement, you agree to:

a)	Forfeit any right to receive the payments described in paragraph 2 above,

b)	Forfeit all rights to all outstanding stock options, vested or not, that were previously awarded, and

c)
Upon demand, return all payments set forth in this Agreement that have been made to you. If you fail to do so, the Company has the right to recover costs and attorney’s fees associated with such recovery.

The Company may further, where appropriate, seek injunctive relief to cause compliance with paragraph 3.

12.
This Agreement sets forth the entire agreement between you and the Company and fully supersedes any and all prior agreements or understandings, written or oral, between you and the Company pertaining to the subject matter hereof.

13.	This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

14.
This Agreement is governed by the laws of the State in which the employee worked at the time of the employee’s termination without regard to its choice of law provisions, to the extent not governed by federal law.

15.
Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

16.	You understand and agree that:

a)
You are signing this Agreement voluntarily and with full knowledge and understanding of its terms, which include a waiver of all rights or claims you have or may have against the Company as set forth herein including, but not limited to, all claims of age discrimination and all claims of retaliation;

b)
You are, through this Agreement, releasing, among others, the Company, its affiliates and subsidiaries, each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, from any and all claims you may have against them;

c)
You are not being asked or required to waive rights or claims that may arise after the date of your execution of this Agreement, including, without limitation, any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement;

d)	The consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled;

e)	You knowingly and voluntarily agree to all of the terms set forth in this Agreement;

f)	You knowingly and voluntarily intend to be legally bound by the same;

g)	You were advised and hereby are advised in writing to consider the terms of the Agreement and consult with an attorney of your choice prior to executing this Agreement;

h)	You have been provided with sufficient opportunity to consult with an attorney or have waived that opportunity;

i)
You have a full [twenty-one (21)] [forty-five (45)] days     Time period to be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967). If 45 days is used, include attachment with required termination information. from the date of receipt of this Agreement within which to consider this Agreement before executing it; and

j)
You have the right to revoke this Agreement within seven consecutive calendar days (“Revocation Period”) after signing and dating it, by providing written notice of revocation to [INSERT Name & Address of Appropriate HR Professional]. If you revoke this Agreement during this Revocation Period, it becomes null and void in its entirety. If you do not revoke this Agreement, after the Revocation Period, it becomes final.

You may accept this Agreement at anytime on or after the Termination Date but not before the Termination Date. If you accept, please acknowledge your agreement to the terms set forth above by signing and dating below where indicated. You have a full [twenty-one (21)] [forty-five (45)]1 days from the date of receipt, that is until [insert date], to consider, acknowledge and return this Agreement. This time period is required by the federal Age Discrimination in Employment Act (“ADEA”). After you return the Agreement, as further provided by the ADEA, there will then be a seven (7) day period within which you may revoke the Agreement. If you fail to accept this offer within the [twenty-one (21)] [forty-five (45)] 1 day period it will be revoked and no longer available. It is only after the seven (7) day period that the Agreement becomes effective and enforceable.

Sincerely,

MANAGER

CERTIFICATION

I certify that I have been advised of my rights to consult with an attorney prior to executing this Agreement; have been given at least [twenty-one (21)] [forty-five (45)] 1 days from date of receipt within which to consider this Agreement; and exercised my rights and opportunities, as I deemed appropriate. I knowingly and voluntarily have entered into this Agreement understanding its significance and my obligations.

_____________________________________
EMPLOYEE            Date